Exhibit 99.1

Coldwater Creek Announces Fiscal 2003 Third Quarter Results

Sandpoint, Idaho, November 19, 2003—Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three- and nine-month periods ended November 1, 2003, compared with the three- and nine-month periods ended November 2, 2002.

Net income for the three-month period ended November 1, 2003, increased $0.8 million, or 16.0 percent, to $5.6 million, or $0.23 per diluted share, compared with net income of $4.8 million, or $0.20 per diluted share for the comparable three-month period ended November 2, 2002. Net sales in the fiscal 2003 third quarter increased 7.2 percent to $138.2 million from $128.8 million in the fiscal 2002 third quarter.

Net income for the nine-month period ended November 1, 2003, increased $2.0 million, or 48.2 percent, to $6.1 million, or $0.25 per diluted share, compared with net income of $4.1 million, or $0.17 per diluted share for the comparable nine-month period ended November 2, 2002. Net sales in the fiscal 2003 first nine months increased 7.0 percent to $350.0 million from $327.2 million in the fiscal 2002 first nine months.

“We were pleased with the strong response to fall merchandise in our retail stores,” said Dennis Pence, chairman and chief executive officer. “In particular, the smaller format stores we tested in six new markets have performed above expectations, which, combined with solid performance in our Retail store-base, has allowed us to leverage store occupancy costs.”

Net sales from the Retail Segment, which includes the company’s full-line retail stores, resort stores and outlet stores, increased 45.9 percent to $54.3 million in the fiscal 2003 third quarter from $37.2 million in the fiscal 2002 third quarter. Retail Segment net sales represented 39.3 percent of the company’s total net sales in the fiscal 2003 third quarter, compared with 28.9 percent in the fiscal 2002 third quarter.

Net sales from the Retail Segment increased 43.0 percent to $128.2 million in the fiscal 2003 first nine months from $89.7 million in the fiscal 2002 first nine months. Retail Segment net sales represented 36.6 percent of the company’s total net sales in the fiscal 2003 first nine months, compared with 27.4 percent in the fiscal 2002 first nine months.

Net sales from the Direct Segment, which encompasses the company’s catalog and e-commerce businesses, decreased 8.5 percent to $83.8 million in the fiscal 2003 third quarter from $91.6 million in the fiscal 2002 third quarter. Direct Segment net sales represented 60.7 percent of the company’s total net sales in the fiscal 2003 third quarter, compared with 71.1 percent in the fiscal 2002 third quarter.

Net sales from the Direct Segment decreased 6.6 percent to $221.8 million in the fiscal 2003 first nine months from $237.5 million in the fiscal 2002 first nine months. Direct Segment net sales represented 63.4 percent of the company’s total net sales in the fiscal 2003 first nine months, compared with 72.6 percent in the fiscal 2002 first nine months.

Catalog net sales decreased 14.3 percent to $44.7 million in the fiscal 2003 third quarter from $52.2 million in the fiscal 2002 third quarter. Catalog net sales represented 53.4 percent of the Direct Segment’s net sales in the fiscal 2003 third quarter, compared with 57.0 percent in the fiscal 2002 third quarter. Catalog net sales represented 32.4 percent of the company’s total net sales in the fiscal 2003 third quarter, compared with 40.5 percent in the fiscal 2002 third quarter.

Catalog net sales decreased 8.0 percent to $123.1 million in the fiscal 2003 first nine months from $133.9 million in the fiscal 2002 first nine months. Catalog net sales represented 55.5 percent of the Direct Segment’s net sales in the fiscal 2003 first nine months, compared with 56.4 percent in the fiscal 2002 first nine months. Catalog net sales represented 35.2 percent of the company’s total net sales in the fiscal 2003 first nine months, compared with 40.9 percent in the fiscal 2002 first nine months.

“In response to the challenging environment for catalogs, we continue to seek ways to become more efficient,” Pence said. “For that reason, we will merge our Spirit and Elements catalogs beginning in January 2004, combining the best merchandise from both in a lifestyle book titled Spirit. This lifestyle-oriented approach to merchandising has already proved to be extremely effective in stores, and we look forward to improved efficiencies as we carry it over to the catalog channel.”

E-commerce net sales decreased 0.7 percent to $39.1 million in the fiscal 2003 third quarter from $39.4 million in the fiscal 2002 third quarter. E-commerce net sales represented 46.6 percent of the Direct Segment’s net sales in the fiscal 2003 third quarter, compared with 43.0 percent in the fiscal 2002 third quarter. E-commerce net sales represented 28.3 percent of the company’s total net sales in the fiscal 2003 third quarter, compared with 30.6 percent in the fiscal 2002 third quarter.

E-commerce net sales decreased 4.8 percent to $98.6 million in the fiscal 2003 first nine months from $103.6 million in the fiscal 2002 first nine months. E-commerce net sales represented 44.5 percent of the Direct Segment’s net sales in the fiscal 2003 first nine months, compared with 43.6 percent in the fiscal 2002 first nine months. E-commerce net sales represented 28.2 percent of the company’s total net sales in the fiscal 2003 first nine months, compared with 31.7 percent in the fiscal 2002 first nine months.

The company operated 63 full-line retail stores at the end of the fiscal 2003 third quarter, compared with 38 full-line retail stores at the end of the fiscal 2002 third quarter. The company plans to open a total of 25 full-line retail stores in fiscal 2003, which includes the 22 stores opened during the fiscal 2003 first nine months, for a total of 66 full-line retail stores in operation by the 2003 holiday season.

Gross profit for the fiscal 2003 third quarter was $56.9 million, or 41.2 percent of net sales, compared with $55.2 million, or 42.8 percent of net sales, for the fiscal 2002 third quarter. The decrease in the gross profit rate was primarily due to diminished merchandise margins realized in the Direct Segment’s catalog and e-commerce businesses and, to a lesser extent, increased clearance sales. Partially offsetting these negative impacts were improved leveraging of full-line retail store occupancy costs and, to a lesser extent, improved merchandise margins in the Retail Segment and better-than-anticipated Direct Segment sales returns experience.

Selling, general and administrative (SG&A) expenses for the fiscal 2003 third quarter were $48.0 million, or 34.7 percent of net sales, compared with $47.3 million, or 36.7 percent of net sales, for the fiscal 2002 third quarter. The company mailed 3.0 million, or 7.6 percent, more catalogs in the fiscal 2003 third quarter than in the fiscal 2002 third quarter. However, the company’s first Holiday book, which totaled approximately 11.0 million catalogs, dropped three days before the end of the quarter. In the prior year, this same book dropped in the fiscal 2002 fourth quarter. This resulted in reduced catalog expense during the fiscal 2003 third quarter compared to the fiscal 2002 third quarter. Partially offsetting this positive impact was an accrual of approximately $1.4 million (pre-tax) for expected sales tax liabilities.

Income from operations for the fiscal 2003 third quarter was $8.9 million, or 6.5 percent of net sales, compared with income from operations of $7.9 million, or 6.1 percent of net sales, for the fiscal 2002 third quarter.

At the end of the fiscal 2003 third quarter the company had no short- or long-term debt and a cash position of $17.7 million compared with $1.4 million at the end of the fiscal 2002 third quarter. The company’s working capital increased to $43.5 million at the end of the current period from $30.9 million at the end of the comparable period a year ago. Inventory decreased $9.1 million, or 10.4 percent, to $78.7 million in the fiscal 2003 third quarter from $87.9 million in the fiscal 2002 third quarter. This decrease occurred at the same time the company added 25 full-line retail stores since the end of the fiscal 2002 third quarter, which represented a 45.7 percent increase in full-line retail store square footage.

“We maintained our focus on inventory management during the third quarter and decreased inventory levels by more than $9 million, even with a 66 percent increase in our store base compared with the prior year period,” said Georgia Shonk-Simmons, president and chief merchandising officer. “This allowed us to enter the all-important holiday season with a clean balance sheet and a very current merchandise assortment.”

As previously announced, Coldwater Creek will host a conference call on Wednesday, November 19, 2003, at 4:45 p.m. (Eastern) to discuss fiscal 2003 third quarter results. To listen to the live Web cast, log on to http://www.firstcallevents.com/service/ajwz393151090gf12.html. Also, a link to the live Web cast of the call is provided in the company’s Web site at www.coldwatercreek.com. The call will be archived from approximately one hour after the conference call until midnight on Wednesday, November 26, 2003. The replay can be accessed by dialing (719) 457-0820 and giving the passcode “337535”. Any additional information provided during the call will be available by accessing the replay of the call.

Coldwater Creek is an integrated multi-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of full-line retail stores located in major metropolitan areas, an e-commerce web site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our cost-control initiatives, marketing costs, realized and anticipated cost-efficiencies, selling, general and administrative expenses, retail expansion, sales and revenue growth, and financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, our inability to realize the full value of merchandise currently in inventory as a result of sluggish sales, ever-changing customer tastes and buying trends, and the current economic climate, which continues to adversely affect the retail sector; unanticipated increases in mailing and printing costs; the cost of additional overhead that may be required to expand our brand; the possibility that our buy now/wear now strategy will not be appealing to customers, and that it could be impacted by unseasonable weather patterns, the difficult selling environment or other factors beyond our control; unexpected or increased costs or delays in the development and expansion of our retail chain and our potential inability to recover these costs due to sluggish sales; the inherent difficulty in forecasting consumer buying patterns and trends, particularly in the current difficult economic climate and the possibility that any recent improvements in our product margins, or in customer response to our merchandise, may not be sustained; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Director of Corporate Communications & Investor Relations

208-263-2266

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share, ratio data and store counts)

	Three Months Ended		Nine Months Ended
Statements of Operations:	November 1, 2003	November 2, 2002 (a)	November 1, 2003	November 2, 2002 (a)
Net sales	$138,152	$128,830	$350,010	$327,215
Cost of sales	81,214	73,639	213,273	191,674

Gross profit	56,938	55,191	136,737	135,541
Selling, general and administrative expenses	47,993	47,299	126,874	128,721

Income from operations	8,945	7,892	9,863	6,820
Interest, net, and other	(14)	(99)	(126)	(46)

Income before income taxes	8,931	7,793	9,737	6,774
Income tax provision	3,328	2,961	3,643	2,663

Net income	$5,603	$4,832	$6,094	$4,111

Net income per share—Basic (b)	$0.23	$0.20	$0.25	$0.17

Weighted average shares outstanding—Basic (b)	24,129	23,929	24,044	23,832
Net income per share—Diluted (b)	$0.23	$0.20	$0.25	$0.17

Weighted average shares outstanding—Diluted (b)	24,553	24,011	24,309	24,056

Supplemental Data:

	Three Months Ended		Nine Months Ended
Operating Statistics:	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002
Catalogs mailed	42,679	39,650	92,117	96,734
Active customers (c)			2,634	2,432
Full-line retail store count			63	38
Resort store count			2	2
Outlet store count			17	12
Full-line retail store square footage			405	278

Balance Sheet Data:	November 1, 2003	February 1, 2003	November 2, 2002
Cash and cash equivalents	$17,682	$26,630	$1,421
Inventories	78,730	59,686	87,877
Current assets	132,630	105,885	119,150
Current liabilities	89,090	68,520	88,234
Current ratio	1.5	1.5	1.4

	Three Months Ended		Nine Months Ended
Channel Net Sales:	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002
Catalog	$44,749	$52,232	$123,138	$133,881
Internet	39,081	39,368	98,648	103,644
Retail	54,322	37,230	128,224	89,690

Total	$138,152	$128,830	$350,010	$327,215

Note	(a): The amounts for the three- and nine-months ended November 2, 2002 reflect the recasting of the fiscal periods as a result of the Company changing its fiscal year-end from the Saturday nearest to February 28th to the Saturday nearest to January 31st, effective February 1, 2003.
Note	(b): The above weighted average shares outstanding and net income per share amounts reflect two 50% stock dividends each having the effect of a 3-for-2 stock split declared by the Board of Directors on December 19, 2002 and August 4, 2003.
Note	(c): An “active” customer is defined as a customer who has purchased merchandise from the Company via any of its three sales channels during the preceding twelve months.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

ASSETS
	November 1, 2003	February 1, 2003	November 2, 2002
CURRENT ASSETS:
Cash and cash equivalents	$17,682	$26,630	$1,421
Receivables	18,952	6,112	5,563
Inventories	78,730	59,686	87,877
Prepaid and other	6,136	4,409	4,577
Prepaid and deferred catalog costs	11,130	7,133	17,462
Deferred income taxes	—	1,915	2,250

Total current assets	132,630	105,885	119,150

Property and equipment, net	93,003	81,214	82,707
Other	508	548	548

Total assets	$226,141	$187,647	$202,405

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	67,519	45,951	67,040
Accrued liabilities	21,571	18,919	20,126
Income taxes payable	—	3,650	1,068

Total current liabilities	89,090	68,520	88,234

Deferred income taxes	4,583	1,631	1,794
Deferred rents	19,155	11,533	10,669

Total liabilities	112,828	81,684	100,697

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 60,000,000 shares authorized, 24,155,575, 24,173,117 and 24,137,625 shares issued, respectively (a)	242	242	241
Additional paid-in capital	47,827	51,286	50,789
Treasury shares, at cost, 209,100 shares (b)	—	(4,715)	(4,715)
Retained earnings (a)	65,244	59,150	55,393

Total stockholders’ equity	113,313	105,963	101,708

Total liabilities and stockholders’ equity	$226,141	$187,647	$202,405

Note (a):	The above common stock issued and retained earnings amounts reflect two 50% stock dividends each having the effect of a 3-for-2 stock split declared by the Board of Directors on December 19, 2002 and August 4, 2003.
Note (b):	On July 25, 2003, the Company retired the 209,100 shares held as treasury shares.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended
	November 1, 2003	November 2, 2002
OPERATING ACTIVITIES:
Net income	$6,094	$4,111
Non cash items:
Depreciation and amortization	14,167	13,072
Deferred rent amortization	(860)	(246)
Deferred income taxes	4,890	924
Tax benefit from exercises of stock options	271	281
Other	66	389
Net change in current assets and liabilities:
Receivables	(12,840)	800
Inventories	(19,044)	(21,622)
Prepaid and other	(3,159)	(2,303)
Prepaid and deferred catalog costs	(3,997)	(11,082)
Accounts payable	21,568	23,301
Accrued liabilities	113	3,793
Current income taxes	(3,650)	263
Deferred rents	9,668	4,337

Net cash provided by operating activities	13,287	16,018

INVESTING ACTIVITIES:
Purchase of property and equipment	(22,762)	(17,250)
Repayments of executive loans	200	437

Net cash used in investing activities	(22,562)	(16,813)

FINANCING ACTIVITIES:
Net proceeds from exercises of stock options	844	905
Other financing costs	(517)	(53)

Net cash provided by financing activities	327	852

Net (decrease) increase in cash and cash equivalents	(8,948)	57
Cash and cash equivalents, beginning	26,630	1,364

Cash and cash equivalents, ending	$17,682	$1,421

NON-CASH FINANCING ACTIVITY
Issuance of shares under employee stock purchase plan	$141	$—
Retirement of treasury shares	4,715	—

SUPPLEMENTAL CASH FLOW DATA:
Cash paid for income taxes	$9,526	$977